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                                                                    EXHIBIT 21.1



                      Subsidiaries of PracticeWorks, Inc.



     PracticeWorks, Inc. (the "Company") currently has no subsidiaries. Upon completion of the Distribution, the Company will have the following wholly-owned first tier subsidiaries:


   1.  SoftDent, LLC, a Delaware limited liability company.
   2.  CADI Acquisition Corporation, a Colorado corporation.
   3.  PracticeWorks Systems, LLC, a Georgia limited liability company.
   4.  Swenam Holdings B.V., a Netherlands corporation ("Swenam").
   5. InfoCure Australia Pty. Limited, an Australian corporation ("InfoCure Australia").


In addition, upon completion of the Distribution, the Company will have the following indirect wholly-owned subsidiaries:


   1. PracticeWorks Limited (f/k/a Miniseries Limited), a United Kingdom corporation, a fist tier subsidiary of Swenam and an indirect, wholly-owned subsidiary of the Company.
   2. Scandic Dental Computer Systems AB, a Swedish corporation, a first tier subsidiary of Swenam and an indirect, wholly-owned subsidiary of the Company.
   3. Medical and Dental Business Solutions (Sweden) AB, a Swedish corporation, a first tier subsidiary of Swenam and an indirect, wholly-owned subsidiary of the Company.
   4. Devage Pty. Limited, an Australian corporation, a first tier subsidiary of InfoCure Australia and an indirect, wholly-owned subsidiary of the Company.
   5. InfoCure Orthodontics Pty. Limited, an Australian corporation, a first tier subsidiary of InfoCure Australia and an indirect, wholly-owned subsidiary of the Company.